UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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PRIDE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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[Pride International Letterhead]
May 15, 2008
Ms. Meredith Lawless
Investment Proxy Research
Fidelity Investments
One Spartan Way TS1E
Merrimack, NH 03054
     Re: Pride International, Inc.
Dear Ms. Lawless:
     I understand that Fidelity Investments has raised a matter with respect to the Pride International, Inc. 2004 Directors’ Stock Incentive Plan, as amended and restated March 26, 2008 (the “Plan”), that is being submitted to the stockholders of Pride International, Inc. (“Pride”) for approval at the annual meeting to be held on May 19, 2008. I understand that you have identified a feature of the Plan that is inconsistent with the current voting guidelines used by Fidelity Investments. Specifically, those guidelines provide that the Plan administrator may only discretionally accelerate awards or waive or allow restrictions to lapse with respect to awards granted under the Plan in the case of death, disability, retirement or a change in control. While the Plan generally conforms to these guidelines, the Plan also contains a feature permitting acceleration of awards or waiver or lapse of restrictions with respect to awards in “other appropriate events” as determined by the Plan administrator.
     You had indicated that Fidelity would support approval of the Plan if the management of Pride commits to make a recommendation to its Board of Directors to approve an amendment to the Plan that would address the matter you have raised. On behalf of Pride management, I hereby commit that management will make a recommendation to the Board of Directors at its August 2008 meeting or, if that meeting is postponed, at its next regularly scheduled meeting that the Board of Directors adopt one of the following amendments to Section 7(iii) of the Plan:
•	To eliminate the feature of the Plan permitting acceleration of awards or waiver or lapse of restrictions with respect to awards in “other appropriate events” as determined by the Plan administrator, or

•	To limit the feature of the Plan permitting acceleration of awards or waiver or lapse of restrictions with respect to awards in “other appropriate events” as determined by the Plan administrator to those shares that do not exceed 5% of the shares authorized under the Plan.
     Ms. Lawless, I appreciate your attention to this matter.

Sincerely,
/s/ W. Gregory Looser
W. Gregory Looser
Sr. Vice President, General Counsel & Secretary